Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BIO-KEY INTERNATIONAL, INC.

AND

ZOLL DATA SYSTEMS, INC.

DATED AS OF MAY 22, 2007

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4.3.	No Breach	22
4.4.	Broker’s Fees	23
4.5.	No Representations Concerning Projections	23

ARTICLE V	CONDITIONS TO CLOSING	23
5.1.	Seller’s Deliveries at Closing	23
5.2.	Buyer’s Deliveries at Closing	24

ARTICLE VI	INDEMNIFICATION AND RELATED MATTERS	24
6.1.	Survival; Risk Allocation	24
6.2.	Indemnification	25
6.3.	Escrow	29

ARTICLE VII	MISCELLANEOUS	29
7.1.	Amendment	29
7.2.	Waiver	30
7.3.	Notices	30
7.4.	Binding Agreement; Assignment	31
7.5.	Severability	31
7.6.	Construction	31
7.7.	Captions	32
7.8.	Entire Agreement	32
7.9.	Counterparts	32
7.10.	Governing Law	32
7.11.	Parties in Interest	32
7.12.	Consent to Jurisdiction	33

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INDEX OF EXHIBITS

Exhibit A	Transfer Documents

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 22, 2007 by and between BIO-key International, Inc., a Delaware corporation (“Seller”), and ZOLL Data Systems, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”  Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller relating to Seller’s Fire/EMS Services Division (the “Subject Business”) for the consideration and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

 1.1.         Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Base Balance Sheet” means the balance sheet of the Seller as of December 31, 2006 as set forth in the Seller’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

“Business Day”  means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or Boston, Massachusetts.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral).

“Escrow Agent” means Brown Brothers Harriman & Co.

“Escrow Amount” means at any point in time the amount then held in escrow pursuant to the Escrow Agreement.

“Escrow Agreement” means the agreement between Seller, Buyer and the Escrow Agent pursuant to which the Escrow Amount is held by the Escrow Agent in accordance with its terms.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Know-how” means the Mobile Rescue product.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Hired Employees” means any employees of Seller hired by Buyer at the Closing.

“Initial Escrow Amount” means $400,000.

“Intellectual Property Assets” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third-parties.

“Knowledge” means the actual knowledge after due inquiry of Seller’s Chairman of the Board (Thomas Colatosti), Chief Executive Officer (Michael DePasquale), Chief Financial Officer (Frank Cusick), division head of the Subject Business (Tony Barone) or Controller (Rich Fusco).

“Letter of Intent” means that certain letter agreement, dated on or about April 5, 2007, between Zoll Medical Corporation, as parent of Buyer, and Seller.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Subject Business or the Purchased Assets.

“Net Amount of the Working Capital Assets” means the difference between (i) the accounts receivable of Seller included in the Purchased Assets, and (ii) the amount of the accounts payable of Seller included in the Assumed Liabilities.  In determining the Net Amount of the Working Capital Assets, all amounts will be determined as of the Closing Date in accordance with GAAP applied consistently as reflected on the Base Balance Sheet.

“Ordinary Course” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

“Prime Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. banks.

“Purchase Price” means an amount equal to (a) $7,000,000 in cash, minus (b) fifty percent (50%) of the value of any accrued vacation time (up to an aggregate of $80,000, and 50% of such maximum being $40,000) owed to the Hired Employees at the Closing and assumed by Buyer, and minus (c) one hundred percent (100%) of the value of any such accrued vacation time in excess of an aggregate of $80,000.  The Purchase Price is subject to further adjustment following the Closing in accordance with Section 2.6 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or used or held for use by Seller which are useful in the Subject Business or constituting a portion of or otherwise relating to any of the Software Products, including, without limitation, the Software Products, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which such Person has a majority of the ownership interests therein or the contractual right to control.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Assets” shall mean any refund, abatement or credit of, and all other assets comprising receivables or deferred assets or prepayments for, Taxes arising or resulting from Seller’s and its Affiliate’s conduct of the Subject Business or ownership of the Purchased Assets for taxable periods ending on or before the Closing Date.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and any other agreement contemplated hereby to which Seller or Buyer is a party.

 1.2.         Other Definitions

Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
Preamble	Agreement
2.8	Allocation
6.1(a)	Applicable Limitation Date
2.2	Assumed Liabilities
6.2(c)(ii)	Basket
Preamble	Buyer
6.2(a)	Buyer Parties
6.2(c)(ii)	Cap
2.5	Closing
2.5	Closing Date
2.6(b)	Closing Statement
2.6(b)	Dispute Notice
2.6(a)	Estimated Net Amount of the Working Capital Assets
2.1(b)	Excluded Assets
2.3	Excluded Liabilities
2.3(a)	Excluded Taxes
2.6(e)	Final Net Amount of the Working Capital Assets
3.5(b)	Financial Statements
6.2(d)	Indemnified Party
6.2(d)	Indemnifying Party
2.6(d)	Independent Accounting Firm
3.16	Interested Person
2.10	In-Process Sales
2.6(b)	Item of Dispute
3.13	Licenses
3.11(a)	Licenses In
3.11(a)	Licenses Out
6.2(a)	Loss
2.9	Mobile Rescue Product
2.9	MR Services
2.6(b)	Net Amount of the Working Capital Assets
Preamble	Parties
Preamble	Party
3.11(b)(xv)	Product Certifications
2.1(a)	Purchased Assets
2.1(a)(vi)	Purchased Contracts
Preamble	Seller
3.11(a)	Seller Copyrights
3.11(a)	Seller Marks
6.2(b)	Seller Parties
3.11(a)	Seller Patents
3.5(a)	Seller SEC Documents
2.1(a)(i)	Software Products
Preamble	Subject Business
2.7	Third Party IP Assets
2.7	Transfer Documents

ARTICLE II
PURCHASE AND SALE OF ASSETS

 2.1.         Purchase of Assets

(a)           On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens by appropriate instruments of conveyance reasonably satisfactory to Buyer, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by Seller and each of its Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date held or used in the conduct of the Subject Business, including without limitation all of the following assets, but excluding all Excluded Assets (the “Purchased Assets”):

(i)            all Seller Intellectual Property Assets, and all software products designed, developed, licensed, sold, distributed and/or otherwise made commercially available in the operation of the Subject Business (the “Software Products”), consisting of the following Software Products:  FireRMS, FireRMS Mobile, SQL Utilities, The Collecter, Datapump, Sunpro Message Switch, FireRMS Web, FRMS Sync Manager and the related CAD, EMS, EMS billing, EMS county/state and other interfaces including FireView, LP12, Telestaff and FDonScene and other related software products addressing the fire market (other than the Mobile Rescue product);

(ii)           the goodwill of Seller relating to the Subject Business or the Purchased Asset, together with the right to represent to third-parties that Buyer is the successor to the Subject Business;

(iii)          all billed and unbilled accounts receivable of the Subject Business and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services (provided that the billed accounts receivable excludes the account receivable represented by Seller’s invoice dated March 29, 2007 issued to Intergraph Public Safety in the amount of $188,699.36 with regard to Onondaga County, New York);

(iv)          all prepayments, prepaid expenses and similar assets used by Seller or held by Seller for use in connection with the Subject Business;

(v)           all inventories, work in progress and supplies used by Seller or held by Seller for use in connection with the Subject Business;

(vi)          Subject to Section 2.8, all rights existing under those Contracts used by Seller or held by Seller for use in connection with the Subject Business to which Seller is a party, consisting of (A) all existing Contracts relating to the sale of, or the providing of maintenance with regard to, any of the Software Products, (B) the License-In and License-Out Agreements and (C) each other Contract set forth on Schedule 2.1(a)(vi) (collectively, the “Purchased Contracts”);

(vii)         all non-competition, non-disclosure, non-solicitation and similar agreements of Seller, solely with respect to any Hired Employee, including such agreements listed on Schedule 2.1(a)(vi);

(viii)        all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents relating to the Subject Business;

(ix)           all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to the Subject Business, except for any of the foregoing to the extent they relate solely to Excluded Assets;

(x)            all transferable licenses, permits or other governmental authorizations affecting or relating in any way to the Subject Business, including, the items listed on Schedule 3.13;

(xi)           all hardware, computer equipment and similar equipment owned by Seller and used in the Subject Business, including the hardware listed on Schedule 2.1(a)(xi);

(xii)          except as provided in Section 2.1(b)(ii) below and to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials used by Seller or held by Seller for use in connection with the Subject Business and all rights related thereto, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, mailing lists, marketing materials, advertising matter, employment information relating to Hired Employees, and all information relating to Taxes imposed on or with respect to the Subject Business; and

(xiii)         all other assets of any kind or nature of Seller relating predominantly to the Subject Business, other than the Excluded Assets.

(b)           Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

(i)            Seller’s rights under or pursuant to this Agreement and the other Transaction Documents;

(ii)           Seller’s general ledger, accounting records, minute books, statutory books and corporate seal;

(iii)          Seller’s personnel records and any other records that Seller is required by law to retain in its possession;

(iv)          any right to receive mail and other communications addressed to Seller relating to the Excluded Assets or the Excluded Liabilities;

(v)           any intercompany receivables or intercompany assets of any kind or nature;

(vi)          the capital stock of Seller or any Subsidiary of Seller;

(vii)         all cash, cash equivalents and bank accounts;

(viii)        all trademark or other indicia of origin of Seller in any of the following words, logos, stylized lettering, other designs and variants thereof:  “BIO-Key” or “BIO-Key International”;

(ix)           Tax Assets; and

(x)            Excluded Know-How.

 2.2.         Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume only the following Liabilities, solely to the extent such Liabilities were incurred in the Ordinary Course of the Subject Business:

(a)           those accounts payable which relate solely to the Ordinary Course of operations of the Subject Business and which are (i) accrued on the Base Balance Sheet or (ii) incurred in the Ordinary Course of business since the date of the Base Balance Sheet and not discharged as of the Closing Date; and

(b)           all Liabilities and obligations of Seller arising from and after the Closing Date under the Purchased Contracts (other than Liabilities or obligations attributable to any failure by Seller to comply with the terms thereof).

All of the Liabilities generally or specifically described above in this Section 2.2 are individually and collectively referred to as the “Assumed Liabilities”.

 2.3.         Excluded Liabilities

Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of Seller (or any predecessor owner of all or part of its respective business and assets) of whatever nature whether presently in existence or arising or asserted hereafter.  All such other Liabilities and obligations shall be retained by and remain obligations and Liabilities of Seller (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)           any and all Liabilities and obligations for Taxes relating to the Subject Business for any pre-closing tax period, and any and all other Liabilities and obligations of Seller for Taxes (in each case, including any Taxes that arise as a result of the transactions contemplated by this Agreement) (all such Liabilities and obligations described in this Section 2.3(a) being referred to herein as the “Excluded Taxes”);

(b)           any Liabilities or obligations relating to employee benefits or compensation arrangements existing as of the Closing Date;

(c)           any environmental Liabilities;

(d)           any Liability, Lien or obligation relating to an Excluded Asset;

(e)           any Liability or obligation not incurred in the Ordinary Course of the Subject Business;

(f)            Seller’s obligations to provide vacation time, sick time, personal days, vacation pay and sick pay to any employees, provided, however, that Buyer will assume and be responsible for any accrued vacation time and sick time owed to the Hired Employees;

(g)           all Liabilities of Seller resulting from any action, suit, proceeding, order, judgment, decree or investigation, whether or not arising out of or related to the conduct of the Subject Business prior to the Closing Date; and

(h)           any Liabilities of Seller which may be owed to any agent, broker, finder or investment or commercial banker as a result of the transactions contemplated by this Agreement.

 2.4.         Purchase Price

On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall (a) pay the Purchase Price less the Initial Escrow Amount by wire transfer and (b) assume the Assumed Liabilities.  On or before May 31, 2007, Buyer will pay the Initial Escrow Amount to the Escrow Agent in accordance with and subject to the Escrow Agreement.

 2.5.         Closing Transactions

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, at 10:00 a.m. simultaneously with the execution and delivery of this Agreement.  The date of the Closing is herein referred to as the “Closing Date.”

 2.6.         Adjustments to Purchase Price

(a)           Seller and Buyer estimate that the Net Amount of the Working Capital Assets of the Purchased Assets and Assumed Liabilities as of the Closing Date will be $185,631.06 (the “Estimated Net Amount of the Working Capital Assets”).

(b)           Closing Statement.  Promptly, but in any event within 90 days after the Closing, Buyer shall furnish to Seller a written statement (the “Closing Statement”) setting forth as of the Closing Date the Net Amount of the Working Capital Assets.  Such statement shall include the amount of each of the components of the Net Amount of the Working Capital Assets.  Unless, within the 30-day period following Seller’s receipt of the Closing Statement, Seller delivers written notice to Buyer (the “Dispute Notice”) setting forth (in detail sufficient for Buyer to understand the nature of and basis for Seller’s dispute) any and all items of disagreement related to the Closing Statement, including the amount thereof (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon each of the Parties; provided that the only basis on which Seller shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement or the Closing Statement contains a mathematical or clerical error or errors.  After the delivery of the Closing Statement, Buyer shall cooperate with Seller in connection with its review of the Closing Statement, including, without limitation, by providing Seller and its accountants reasonable access during business hours to materials used in the preparation of the Closing Statement.

(c)           Dispute Resolution by the Parties.  If Seller delivers the Dispute Notice to Buyer within the required 30-day period, Buyer and Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties.

(d)           Determination by Independent Accounting Firm.  If any Item of Dispute remains unresolved for a period of 30 days after Buyer’s receipt of the Dispute Notice, Buyer and Seller shall, within 10 days thereafter, submit the dispute to a mutually acceptable independent public accounting firm (the “Independent Accounting Firm”).  If Buyer and Seller are unable to mutually agree upon such an accounting firm within such 10-day period, then Buyer and Seller shall, within five days thereafter, each select a nationally recognized certified public accounting firm.  Within five days after their selection, those two accounting firms shall select a third nationally recognized certified public accounting firm, which third accounting firm shall act as the Independent Accounting Firm.  Such third nationally recognized accounting firm shall not be an accounting firm that has performed accounting or similar services for Buyer or Seller in the past five years.  Buyer and Seller shall each provide their respective calculations of the Net Amount of the Working Capital Assets and the Items of Dispute in writing to the

Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination as to each unresolved Item of Dispute, as soon as reasonably practicable, but in no event later than 30 days after its retention, which determination shall be solely based on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement or whether each such Item of Dispute contains a mathematical or clerical error or errors.  The Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Closing Statement shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Net Amount of the  Working Capital Assets is furthest from the determination rendered by the Independent Accounting Firm.

(e)           Adjustment.  Once all Items of Dispute are resolved, the Net Amount of the Working Capital Assets set forth on the final Closing Statement (the “Final Net Amount of the Working Capital Assets”) shall be deemed final for the purposes of this Section 2.6.

If the amount of the Final Net Amount of the Working Capital Assets is less than the Estimated Net Amount of the Working Capital Assets, then Seller shall pay to Buyer an amount equal to such shortfall.  If the amount of the Net Amount of the Working Capital Assets as reflected on the final Closing Statement is greater than the Estimated Final Net Amount of the Working Capital Assets, then no additional amounts shall be payable to Seller under this Section 2.6(e).  Any such payment shall be made within 10 Business Days after the Closing Statement becomes final and binding upon the Parties, together, in either case, with interest thereon from the Closing Date to the date of actual payment at a rate equal to the Prime Rate plus four percent per annum.

 2.7.         Transfer Documents

The Seller and Buyer shall, in accordance with the terms of this Agreement, enter into on the Closing Date appropriate bills of sale and assignment and assumption agreements (the “Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.  The Transfer Documents shall be in substantially the form attached hereto as Exhibit A.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail.

 2.8.         Tax Allocations

Within two hundred seventy (270) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price (and any other items or amounts that are required for federal income tax purposes to be included in the Purchase Price), among the Purchased Assets under the principles of Code Section 1060 and regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (such schedule and the allocations it contains, the “Allocation”).  The Allocation shall be binding and conclusive and deemed accepted by Seller, unless Seller shall have notified Buyer in writing of any objections thereto within twenty (20) days after delivery of the Allocation, specifying in reasonable detail each item on the Allocation that Buyer disputes.  Upon receipt of such objections, Buyer and Seller shall

attempt in good faith to resolve such differences.   If the Seller and Buyer are unable to resolve such differences, they shall submit their differences to an independent accounting firm mutually acceptable to them whose determination shall be final, binding and conclusive on the Parties.  Seller and Buyer shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation and shall not voluntarily take a position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any governmental authority or any other proceedings).  Seller and Buyer shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required with respect to such Allocation.

 2.9.         Mobile Rescue

At all times following the Closing, Seller shall, as requested by Buyer, sell copies of Seller’s Mobile Rescue product, as such product is updated, upgraded, modified and improved from time to time (collectively, the “Mobile Rescue Product”) to and perform related installation, integration, configuration, maintenance, support and other services (collectively, the “MR Services”) for Buyer and its Affiliates to the extent Seller sells copies of the Mobile Rescue Products to and performs MR Services for any third party.  The pricing terms, considered on an aggregate basis and not with respect to prices for individual items and services, and other material business and legal terms and conditions governing the applicable Mobile Rescue Product made available to and MR Services performed for Buyer and its Affiliates (including, without limitation, license terms and restrictions, performance and other warranties, Seller’s indemnification obligations) will be no less favorable to Buyer or such Affiliate than the most favorable pricing terms and other material terms and conditions granted by Seller to any other customers, distributors or resellers, as applicable, of Seller purchasing copies of such Mobile Rescue Product or receiving such MR Services.

 2.10.       Transition of Subject Business

Following the Closing, Seller will use its commercially reasonable efforts to facilitate and assist in the transition of the Subject Business to Buyer, including (a) directing phone, e-mail and other inquiries and contacts concerning the Subject Business to Buyer, (b) assisting Buyer in obtaining maintenance agreements and necessary consents from customers of the Subject Business (including if necessary by joining Buyer personnel in calling on such customers), (c) providing Buyer with a written list of all on-going sales currently in process (“In-Process Sales”), such list to detail the scope, terms and contact personnel for the In-Process Sales, and (d) causing, at Buyer’s written request, Seller’s sales personnel who are currently working on any In-Process Sales to complete such effort and close such sales (subject to Buyer reimbursing Seller for the Ordinary Course sales commissions due on such sales).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

As a material inducement to Buyer to enter into this Agreement, subject to the exceptions and limitations set forth in this Article III and the matters set forth on the Schedules, Seller hereby represents and warrants to Buyer that:

 3.1.         Organization and Corporate Power

Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Seller is qualified to conduct the Subject Business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect on Seller, the Subject Business or the Purchased Assets.  All jurisdictions in which Seller conducts the Subject Business and is qualified to do business are set forth on Schedule 3.1.  Seller has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Subject Business as now conducted.

 3.2.         Authorization of Transactions

Seller has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform each of its obligations hereunder and thereunder.  The board of directors of Seller has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of Seller (including, without limitation, approval of Seller’s stockholders) are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

 3.3.         Sufficiency of Assets

The Purchased Assets (including, without limitation, the Software Products, Intellectual Property Assets and Purchased Contracts being transferred to Buyer pursuant to this Agreement) are sufficient to enable Buyer to conduct the Subject Business after the Closing in substantially the same manner as operated by Seller prior to the Closing.

 3.4.         Absence of Conflicts

Except as set forth on Schedule 3.4 or Schedule 3.19 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third-party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by, or notice or declaration to or filing with, any third-parties, including, without limitation, any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or by-

laws of Seller, (ii) any Purchased Contract, (iii) any law, statute, rule or regulation to which Seller is subject, (iv) any judgment, order or decree to which Seller is subject, or (v) any other contract, license, instrument or agreement to which Seller is a party or to which it, the Subject Business or the Purchased Assets are subject.

 3.5.         SEC Filings; Financial Statements; Sarbanes-Oxley

(a)           Seller has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act, including all such documents filed after the date hereof and prior to the Closing Date (as such documents have been amended since the time of their filing and all documents incorporated by reference therein, collectively, the “Seller SEC Documents”).  None of Seller’s Subsidiaries is required to file any form, report, schedule, statement or other document with the SEC.  As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Documents (i) did not, and all documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and (ii) complied, and all documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.  As used in this Section  3.5, the term “file” shall be construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           Each of the financial statements (including in each case, any related notes thereto), contained or reflected in Seller SEC Documents, (the “Financial Statements”) (i) was, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared from the books and records of Seller and its Subsidiaries; (ii) was, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited financial statements contained in Seller SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by reports (qualified to the extent set forth therein) from the independent auditor opining on the same as to the financial statements contained therein; and (v) fairly presents, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of their respective dates and the consolidated results of their respective operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements were or will be subject to normal year end audit adjustments which were not and will not be expected to be material in the aggregate.

(c)           Neither Seller nor, to the Knowledge of Seller, any of its auditors, accountants or representatives, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices.

(d)           The financial information referenced or relied upon in the opinion of Richards, Layton & Finger, P.A. delivered to Buyer in connection with the Closing is true and accurate.

 3.6.         Absence of Undisclosed Liabilities Relating to Subject Business

There are no Liabilities of the Subject Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities reflected on the Base Balance Sheet or incurred in the Ordinary Course of business consistent with past practice since the date of the Base Balance Sheet (including express warranty obligations and maintenance obligations specifically set forth in the Purchased Contracts).

 3.7.         Absence of Certain Changes

(a)           Seller does not have any Knowledge or reason to know of any development or threatened action that may have a Material Adverse Effect on the continued operation of the Subject Business or the Purchased Assets.

(b)           Since January 1, 2007, with respect to the Subject Business or the Purchased Assets, there has not been:

(i)            any operation of Seller out of the Ordinary Course of business or any change in the financial condition of the Subject Business or the Purchased Assets, which change, by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of business, is likely to have a Material Adverse Effect with respect to the Subject Business or the Purchased Assets;

(ii)           any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Subject Business or the Purchased Assets other than purchases in the Ordinary Course of business;

(iii)          any increase in the salary, bonus, or other compensation payable by Seller to any Hired Employee, except as set forth on Schedule 3.14;

(iv)          any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (i) through (iii) above.

 3.8.         Title to Properties

Seller owns good and marketable title, free and clear of all Liens, to all of the Purchased Assets.

 3.9.         Payment of Taxes

Within the times and in the manner prescribed by law, Seller has filed all Tax Returns required to be filed by it and has paid all Taxes due and payable by it, except such as are being contested in good faith.  No Tax due and owing by Seller on account of business transacted by Seller prior to the Closing Date will become a Lien on the Purchased Assets nor shall Buyer have any Liability therefor.

 3.10.       Contracts and Commitments

(a)           Except for such Purchased Contracts, Seller is not a party to or bound by, whether written or oral, any of the following types of Contracts relating to or affecting the Subject Business or the Purchased Assets:

(i)            Contracts obligating Seller to pay, as guarantor or otherwise, any indebtedness or in any way creating any Lien on any of the Purchased Assets;

(ii)           Licenses In, Licenses Out or royalty Contracts or management, consulting, advisory or sales representation Contracts;

(iii)          Contracts for the purchase or sale of supplies or products or for the furnishing or receipt of services which has a minimum duration of one year or more or involves a sum in excess of $25,000, in each case to the extent any such Contract is not terminable by Seller without the payment of any fee or other amount on no more than 30 days notice;

(iv)          Contracts limiting the freedom of Seller, or that would limit the freedom of Buyer after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world;

(v)           Contracts relating to the distribution, marketing, advertising or sales of the Software Products;

(vi)          Contracts pursuant to which Seller subcontracts work to third-parties;

(vii)         power of attorney;

(viii)        Contracts relating to the acquisition or sale of any portion of the Subject Business or the Software Products; or

(ix)           other Contracts material to the Subject Business.

(b)           Seller has made available to Buyer true and correct copies of each Purchased Contract, together with all amendments, waivers and other changes thereto, and an accurate and complete description of all material terms of all oral Purchased Contracts.  No Purchased Contract has been canceled or, to Seller’s Knowledge, breached by the other party, and Seller has no Knowledge of any planned breach by any other party to any Purchased Contract.  Since December 31, 2006, to the Knowledge of Seller, except as set forth on Schedule 3.10(b) no customer, supplier or distributor of the Subject Business has indicated in writing or orally to Seller that it intends to stop or materially decrease the rate of business done with Seller or that it desires to renegotiate its Contract with Seller.  Seller has performed all obligations required to be performed by it in connection with Purchased Contracts and is not in default under or in breach of any Purchased Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder.  Each Purchased Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c)           All Software Products have been sold pursuant to Seller’s standard End User License Agreement in the form previously delivered to Buyer, with no material modification to the terms thereof, including terms relating to Seller’s right to assign such End User License Agreement.

(d)           To Seller’s Knowledge, there is no reason to believe that Buyer will be unable (i) to obtain, on monetary terms consistent with those currently in effect with Seller, a written maintenance agreement with any customer of the Subject Business who is not currently a party to a written agreement, and (ii) to the extent necessary, to obtain, without the payment or provision by Buyer of any sums or inducements, written consents to any transfer of the customer relationship as contemplated hereby.

 3.11.       Seller Intellectual Property Assets

(a)           For the purposes of Seller Intellectual Property Assets used by Seller or held by Seller for use in connection with the Subject Business, Schedule 3.11 contains a complete and accurate list of all (i) Patents owned by Seller (“Seller Patents”), registered and material unregistered Marks owned by Seller (“Seller Marks”) and registered and material unregistered Copyrights owned by Seller (“Seller Copyrights”), (ii) licenses, sublicenses or other agreements under which Seller is granted rights by others in Seller Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software that is made generally available for a total cost of less than $5,000), and (iii) licenses, sublicenses or other agreements under which Seller has granted rights to others in Seller Intellectual Property Assets (“Licenses Out”) (other than customer agreements entered into in the Ordinary Course of business, substantially in the form of Seller’s form of Purchase Agreement or Support and Maintenance Agreement, copies of which have been provided to Buyer).

(b)           For the purposes of Seller Intellectual Property Assets used by Seller or held by Seller for use in connection with the Subject Business:

(i)            with respect to Seller Intellectual Property Assets (A) purported to be owned by Seller, Seller exclusively owns such Seller Intellectual Property Assets and (B) licensed to Seller by a third-party (other than commercial off the shelf software which is available for a total cost of less than $5,000), such Seller Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii)           all Seller Intellectual Property Assets owned by Seller that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of Seller, all Seller Intellectual Property Assets owned by Seller are valid and enforceable;

(iii)          no Seller Intellectual Property Assets owned by Seller that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(iv)          there are no pending or, to the Knowledge of Seller, threatened claims against Seller or any of its employees alleging that any of the operation of the Subject Business or any activity by Seller, or manufacture, sale, offer for sale, importation, and/or use of any Software Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third-Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any Person or entity or that any of Seller Intellectual Property Assets is invalid or unenforceable;

(v)           neither the operation of the Subject Business, nor any activity by Seller, nor manufacture, use, importation, offer for sale and/or sale of any Software Product (a) infringes or violates (or in the past infringed or violated) any Third-Party IP Asset, except Patents, (b) to the Knowledge of Seller, infringes or violates (or in the past infringed or violated) any rights of others in or to any Patents, or (c) constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third-Party IP Asset;

(vi)          all former and current employees, consultants and contractors of Seller involved in the development of any Software Product or other Seller Intellectual Property Assets have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of Seller or any of the products or services being researched, developed, manufactured or sold by Seller or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto;

(vii)         to the Knowledge of Seller, (A) there is no, nor has there been any, infringement or violation by any Person or entity of any of Seller Intellectual Property Assets or Seller’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person or entity of any of Seller Intellectual Property Assets or the subject matter thereof;

(viii)        Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Seller or used or held for use by Seller in the Subject Business (the “Seller Trade Secrets”), including, without limitation, requiring each Seller employee and consultant and any other Person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Investors and, to Seller’s Knowledge, there has not been any breach by any party of such confidentiality agreements;

(ix)           (A) Seller has not granted any current, future or conditional rights, licenses or interests in or to the source code of the Software Products, and (B) since Seller developed the source code of the Software Products, Seller has not provided or disclosed the source code of the Software Products to any Person or entity;

(x)            the Software Products perform substantially in accordance with their documented specifications and as Seller has warranted to its customers;

(xi)           the Company has used industry standard practices to detect “viruses” or other malicious code that could disrupt or interfere with the operation of the Software Products or equipment upon which the Software Products operate, or the integrity of the data, information or signals the Software Products produce in a manner adverse to Seller or any customer, licensee or recipient;

(xii)          (A) none of the Software Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement), and (B) the incorporation, linking, calling or other use in or by any such Software Product of any third-party software does not obligate Seller to disclose, make available, offer or deliver any portion of the source code of any Software Product or component thereof to any third-party;

(xiii)         Seller has not collected or used any personally identifiable information from any third-parties, and has complied with all applicable statutes and regulations in all United States jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by Seller or by third-parties having authorized access to Seller’s databases or other records;

(xiv)        Seller holds all material product (including software) registrations, accreditations and other certifications required for the conduct of the Subject Business, including the acceptance of the Software Products by the National Fire Incident Reporting System (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”).  Seller is in compliance in all material respects with the terms and conditions of all such Product Certifications and, to Seller’s Knowledge, no written notices have been received by Seller since January 1, 2007 alleging the failure to hold any Product Certification.  To Seller’s Knowledge, there is no reasonable basis for any present or future action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect.  All of the Product Certifications are transferable to Buyer and will be transferred by Seller to Buyer on the Closing Date; and

(xv)         none of the Excluded Know-How (a) is embodied or incorporated in any of the Software Products or (b) was, is or will be required to be used in the design, development, operation, distribution, maintenance, support or other commercialization of any of the Software Products.

 3.12.       Litigation; Proceedings

There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Seller’s Knowledge, threatened against or affecting the Subject Business or any Purchased Asset at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Seller there is no basis known for any of the foregoing.  Neither the Subject Business nor any Purchased Asset is subject to any arbitration proceedings under collective bargaining Contracts or otherwise or, to Seller’s Knowledge, any governmental investigations or inquiries; and, to Seller’s Knowledge, there is no valid basis for any of the foregoing.  Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any Liability which may be material to the Subject Business, as previously, presently or proposed to be conducted, or the Purchased Assets.  Neither the Subject Business nor any of the Purchased Assets are subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

 3.13.       Governmental Licenses and Permits

Seller owns or possesses all right, title and interest in and to all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights which are necessary to conduct the Subject Business as presently conducted (collectively, the “Licenses”.  Seller is in compliance with the terms and conditions of any Licenses.  No loss or expiration of any License is pending or, to Seller’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby).  The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any License.

 3.14.       Employees

(a)           Schedule 3.14 contains a complete and accurate list of all of the Hired Employees describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.  To the Knowledge of Seller, no Hired Employees has expressed any plans to terminate his or her employment or service arrangement with Seller.

(b)           Buyer shall never have any Liabilities, obligations or responsibilities for or with respect to any employee benefit plans maintained or contributed by Seller, and Seller is solely responsible for all such Liabilities, obligations or responsibilities, including any related to any termination of any such plans.

(c)           None of the Hired Employees of Seller are represented by any union or subject to any collective bargaining agreement and no such employees have engaged in any such organizational activities.  Seller has experienced no labor trouble and no Hired Employee has brought or asserted any claim of unfair labor practices involving Seller.

(d)           No representative of Seller has made any representation, promise or guarantee, express or implied, to any of its employees regarding (i) whether Buyer intends to retain or offer to retain such individual, or (ii) the terms and conditions on which Buyer may retain or offer to retain such individual.

(e)           Seller has either paid in full all expense reimbursement claims of all Hired Employees as of May 11, 2007 or obtained releases from such Hired Employees with respect to any claims therefor.

 3.15.       Insurance

The Purchased Assets are insured to the extent disclosed on Schedule 3.15 and all other material insurance policies and arrangements of Seller are disclosed in said Schedule.  Seller’s worker’s compensation insurance complies with applicable statutory requirements as to the amount of such coverage.

3.16.        Affiliate Transactions

None of the Purchased Contracts are between Seller and any officer, director, stockholder, family member or affiliate of Seller (“Interested Person”).  No Interested Person has any material direct or indirect interest in any entity that does business with Seller relating to the Subject Business or has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Subject Business.

 3.17.       Compliance with Laws

None of the Purchased Assets or the operation of the Subject Business violates any applicable law or regulation.

 3.18.       Governmental Authorities and Consents

Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such filings and notices as may be required under applicable securities laws.  No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

 3.19.       Required Consents for Purchased Contracts

Schedule 3.19 sets forth each Purchased Contract that requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement.

 3.20.       Product Warranties

Each Software Product sold, licensed or delivered by Seller has conformed with and satisfied all applicable contractual commitments that were scheduled or required to be performed prior to the Closing Date and all applicable express warranties as of the Closing Date.  Except for Ordinary Course express warranty claims under the Purchased Contracts and Ordinary Course obligation to provide maintenance under maintenance agreements constituting a portion of the Purchased Contracts, Seller does not have any Liability or obligation (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability or obligation) for replacement, modification or repair of any Software Products or other damages in connection therewith.  No Software Product is subject to any guaranty, warranty, or other indemnity other than expressly set forth under the Purchased Contracts.

 3.21.       Disclosure

None of this Agreement, the other Transaction Documents and any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ITSELF, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES TRANSFERRED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

 4.1.         Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware and has full corporate power and authority to own and operate its properties and to operate its business.  Buyer is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the business, operations or financial condition of the Buyer that adversely affects Buyer’s ability to consummate the transactions contemplated by this Agreement.

 4.2.         Corporate Authorization

Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder to perform each of its obligations hereunder and thereunder.  The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

 4.3.         No Breach

The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with Buyer’s certificate of incorporation or by-laws or (b) violate any order, injunction, judgment, decree or award, or federal, state, local or foreign law, ordinance, statute, rule or regulation to which Buyer is subject or by which Buyer or its properties may be bound.

 4.4.         Broker’s Fees

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

 4.5.         No Representations Concerning Projections

Buyer acknowledges that Seller makes no representation or warranty with respect to any projections or budgets determined or made available by it to Buyer of future revenues, future results of operations or future cash flows of the Subject Business or the Purchased Assets.

ARTICLE V
CONDITIONS TO CLOSING

 5.1.         Seller’s Deliveries at Closing

At the Closing, Seller shall deliver to Buyer the following:

(a)           All consents and approvals by third-parties that it has received to the assignment of the applicable Purchased Contracts, including those set forth on Schedule 3.19, all on terms and conditions no less favorable to Seller  than those in existence as of the date hereof;

(b)           All governmental and regulatory authorizations and approvals and other Licenses it has received in connection with the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby;

(c)           Releases of all Liens affecting or applicable to any of the Purchased Assets;

(d)           Possession of all of the Purchased Assets;

(e)           Certified copies of the certificate of incorporation and by-laws of Seller and the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(f)            Certificates of the secretary of state of the jurisdiction in which Seller is incorporated and each jurisdiction where Seller is qualified to do business (including, without limitation, the states listed on Schedule 3.1) stating that Seller is in good standing;

(g)           An opinion from Choate, Hall & Stewart, counsel for Seller, in the form attached hereto; and

(h)           Such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

 5.2.         Buyer’s Deliveries at Closing

At the Closing, Buyer shall deliver to Seller the following:

(a)           The Purchase Price as set forth in Section  2.4 hereof;

(b)           Certified resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby; and

(c)           Such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

ARTICLE VI
INDEMNIFICATION AND RELATED MATTERS

 6.1.         Survival; Risk Allocation

(a)           All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section  6.2(a)(i) or Section  6.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the second anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 3.9 (Taxes), the Applicable Limitation Date shall be the 60th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 3.1 (Organization and Corporate Power), Section  3.2 (Authorization of Transactions), Section 3.8 (Title to Properties) and Sections  3.11(b)(i) and  3.11(b)(ix)(A) (Seller Intellectual Property Assets), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).  Following the Closing, the exclusive remedy pursuant to this Agreement and the transactions contemplated hereby based upon the survival of such representations and warranties will be the rights to indemnification, payment of Losses and other remedies provided under this Article VI.

(b)           Notwithstanding anything in this Article VI to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c)           The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement, as modified by the Disclosure Schedules, by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

6.2.          Indemnification

(a)           Subject to each of the limitations set forth in this Article VI, Seller shall indemnify Buyer and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) but specifically excluding any consequential or punitive damages (other than consequential or punitive damages assessed in connection with claims brought by third-parties) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any misrepresentation or the breach of any representation or warranty made by Seller contained in the Transaction Documents;

(ii)           the breach of any covenant or agreement made by Seller contained in the Transaction Documents;

(iii)          any claim for payment of fees or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller or any of its stockholders, agents or representatives;

(iv)          the assertion against any Buyer Party of any Liability relating to any Excluded Liability;

(v)           Seller’s ownership, operation or use of the Purchased Assets and the Subject Business prior to the Closing Date (except for any Assumed Liabilities); or

(vi)          Any Loss sustained or in any way resulting from Seller’s contract with Newport News or claims by Newport News that Seller has breached and defaulted under such contract;

(b)           Subject to each of the limitations set forth in this Article VI, Buyer shall indemnify Seller and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of:

(i)            Any misrepresentation or the breach of any representation or warranty made by Buyer contained in the Transaction Documents;

(ii)           the breach of any covenant or agreement made by Buyer contained in the Transaction Documents;

(iii)          any claim for payment of fees or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer, or any of its agents or representatives;

(iv)          the assertion against any Seller Party of any Liability relating to an Assumed Liability; or

(v)           Buyer’s ownership, operation or use of the Purchased Assets and the Subject Business from and after the Closing Date.

(c)           The indemnification provided for in Sections 6.2(a) and 6.2(b) above is subject to the following limitations:

(i)            No Party shall be liable hereunder with respect to claims referred to in Section 6.2(a)(i) or Section 6.2(b)(i) above unless the other Party gives written notice thereof within the Applicable Limitation Date.  Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses that such Parties may incur (subject to the Basket and the Cap, if applicable) in respect of the matters that are the subject of such claim, regardless of when incurred.

(ii)           Notwithstanding anything contained in this Agreement to the contrary (but subject to the remainder of this Section 6.2(c)(ii)), no Indemnifying Party shall be liable to the Buyer Parties or Seller Parties, as the case may be, (A) for any Loss arising under Section 6.2(a)(i) or Section 6.2(b)(i) above unless the aggregate amount of all Losses incurred by the Buyer Parties or Seller Parties, as applicable, exceeds $25,000 (the “Basket”), in which case such Indemnifying Party shall be liable for all such Losses or (B) for any Loss arising under Section 6.2(a)(i) or Section 6.2(b)(i) to the extent that the aggregate amount of all such Losses exceeds $2,000,000 (the “Cap”).  Notwithstanding anything contained in this Agreement to the contrary, (x) the Basket and the Cap shall not apply with respect to any Loss arising from or related to a breach of (a) any covenants of any Party or (b) the representations and warranties set forth in Section

3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.9 (Taxes), Section 3.8 (Title to Property) and Sections 3.11(b)(i) and 3.11(b)(ix)(A) (Seller Intellectual Property Assets).

(d)           If a Party seeks indemnification under this Article VI, such Party (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third-party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third-party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VI, the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, such Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claims, subject to the limitations set forth in Section 6.2(c)(ii).

Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects, (iv) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (v) involves a claim that is reasonably expected to result in Liability to the Indemnified Party in excess of the Cap.

The foregoing paragraph shall not apply to any third-party claim that relates to any Excluded Liabilities or Excluded Assets, over which Seller shall have exclusive control, including without limitation the right to control the defense or settlement of any such claim; provided that the Buyer Parties shall be entitled to participate in the defense of any such third-party claim to the extent reasonably required to protect such Buyer Parties’ interests.

If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party.  Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense.  If the Indemnified Party determines in its reasonable discretion that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense.  Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if such settlement or cessation (i) involves the imposition of an injunction or other equitable relief on the Indemnified Party, (ii) does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or (iii) could adversely affect any Tax or other Liability of Buyer or any Buyer Parties.

(e)           Amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Purchase Price.

(f)            If and to the extent any provision of this Article VI is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section  6.2 that is permissible under applicable legal requirements.

(g)           Subject to Section 6.1(b), from and after the Closing, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy hereto for any Loss resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit a Party’s right to pursue equitable remedies, including, without limitation, injunctive relief and specific performance.

(h)           No Indemnifying Party shall in any event be liable to the Buyer Parties or Seller Parties, as applicable, on account of any indemnification obligation set forth in this Article VI for any such Person’s own punitive or exemplary damages; provided that nothing herein shall relieve any Indemnifying Party of its obligation to provide indemnification under this Article VI for all components of awards against the Buyer Parties or Seller Parties, as applicable, in third-party claims, including punitive or exemplary damages.

(i)            Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Party shall be entitled to recover the amount of any Losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance.

 6.3.         Escrow

(a)           In addition to the rights and remedies otherwise set forth in this Article VI, the parties hereto are setting aside in escrow that portion of the Purchase Price equal to the Initial Escrow Amount.  The Escrow Amount will be held in escrow by the Escrow Agent pursuant to and in accordance with the Escrow Agreement.

(b)           The Escrow Agreement will provide that Buyer may make claims on or before the 90th day following the Closing Date (the “Final $250,000 Escrow Claim Date”) against $250,000 of the Escrow Amount in respect of any Losses which any Buyer Party may suffer, sustain or become subject to as a result of, in connection with, relating or incidental to or by virtue of (i) any of the matters or claims set forth in any of clauses (i) through (vi), inclusive, of Section 6.2(a) hereof., or (ii) Buyer’s good faith judgment that it should not in accordance with GAAP recognize revenue currently from any customers of the Subject Business on account of the absence of a written contract or other satisfactory evidence of an arrangement (in which case the Loss applicable thereto will equal the revenue which Buyer is unable to recognize).  If Buyer has not asserted $250,000 or more of claims against the Escrow Amount on or before the Final $250,000 Escrow Claim Date, then the Escrow Agreement will provide that the Escrow Agent will release to Seller promptly following the Final $250,000 Escrow Claim Date the difference between $250,000 and the amount of claims asserted by Buyer as of the Final $250,000 Escrow Claim Date.

(c)           The Escrow Agreement will also provide that Buyer may make claims on or before the Applicable Limitation Date against $150,000 of the Escrow Amount in respect of any Losses which any Buyer Party may suffer, sustain or become subject to as a result of, in connection with, relating or incidental to or by virtue of the matter set forth in Section 6.2(a)(vi) hereof.

(d)           Buyer will have the right to designate whether its claims against the Escrow Amount are being made pursuant to Section 6.3(b) or 6.3(c).  All claims made under the Escrow Agreement will be resolved in accordance with the procedures (including the dispute resolution procedures) set forth in the Escrow Agreement.  None of the indemnification limitations set forth in Section 6.2(c)(ii) shall apply to any claims made against the Escrow Amount.

(e)           Seller shall be entitled to receive all interest earned on the Escrow Amount and shall pay all costs and expenses of the Escrow Agent.

ARTICLE VII
MISCELLANEOUS

 7.1.         Amendment

This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer and Seller or (b) by a waiver in accordance with Section 9.2.

7.2.          Waiver

Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights under this Section 7.2 shall not constitute a waiver of any of such rights.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

 7.3.         Notices

All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 7.3):

If to Seller: Bio-key International, Inc. 300 Nickerson Road Marlborough, MA 01752 Facsimile: (308) 801-1819 Attention: President	with a copy to: Choate Hall & Stewart Two International Place Boston, MA 02110 Facsimile: (617) 248-4000 Attention: Charles Johnson, Esq.

If to Buyer: Zoll Data Systems 12202 Airport Way Suite 300 Broomfield, Colorado 80021 Facsimile: Attention:

with copies to:
Zoll Medical Corporation
269 Mill Road
Chelmsford, Massachusetts, 01824
Attention: General Counsel

and

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA02109
Facsimile: (617) 523-1231
Attention: Raymond C. Zemlin, Esq.

7.4.          Binding Agreement; Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Seller and Buyer.  Notwithstanding anything to the contrary in this Section 7.4, without the consent of any Party, each of Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, their rights hereunder to one or more third-parties (provided that no such assignment shall release Buyer from its obligations hereunder).

 7.5.         Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

 7.6.         Construction

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  In addition, each of the Parties acknowledges and agrees that any Purchase Price adjustment as a result of the application of any provision of this Agreement or any of the other Transaction Documents does not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document, except to the extent that such a recovery would result in a duplication of damages.  The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

 7.7.         Captions

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

 7.8.         Entire Agreement

The Disclosure Schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Letter of Intent.

 7.9.         Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

 7.10.       Governing Law

All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State.

 7.11.       Parties in Interest

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

 7.12.       Consent to Jurisdiction

THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN SUFFOLK COUNTY, BOSTON, MASSACHUSETTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

BIO-KEY INTERNATIONAL, INC.

By:
Name:
Title:

ZOLL DATA SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]